Exhibit 3.1

OFFICERS’ CERTIFICATE

OF

COMARCO, INC.

REVOCATION OF SERIES A PARTICIPATING PREFERRED STOCK

Pursuant to Section 401(b) of the California General Corporation Law, Thomas W. Lanni hereby certifies that:

1.             He is the Chief Executive Officer and the Secretary of Comarco, Inc., a California corporation (the “Corporation”).

2.             None of the shares of the Series A Participating Preferred Stock of the Corporation has been issued.

3.             The Board of Directors of Corporation duly adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that (i) all rights, preferences, privileges and restrictions set forth in the Certificate of Determination of Series A Participating Preferred Stock of the Corporation filed with the Secretary of State of the State of California on February 7, 2003 (the “Certificate of Determination”), be, and hereby are, revoked, (ii) the Certificate of Determination shall no longer be in force and (iii) the Series A Participating Preferred Stock of the Corporation shall no longer be an authorized series of capital stock the Corporation;

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, under its corporate seal or otherwise, to take all such further actions and to execute, deliver and accept delivery of any and all such further agreements, documents, certificates and instruments, and to pay all such expenses, as they or any of them may deem necessary or advisable to carry out the purposes of any and all of the foregoing resolutions and the transactions contemplated thereby; and that the taking of such action, the execution and delivery of such agreement, document, certificate or instrument, and the payment of each such expense shall be conclusive evidence of its necessity or advisability, and that any action previously taken by any officer or director of the Corporation in this respect hereby is approved, ratified, adopted and confirmed in all respects; and

RESOLVED FURTHER, that the President and the Secretary of the Corporation be, and hereby are, authorized and directed to execute an officers’ certificate setting forth the foregoing resolutions pursuant to, and in accordance with, Section 401(b) of the California General Corporation Law.

[Signature Page Follows]

The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Officers’ Certificate are true and correct to the knowledge of the undersigned.

Date: August 29, 2017

/s/ Thomas W. Lanni
Thomas W. Lanni Chief Executive Officer and Secretary

[Signature Page to Officers’ Certificate]